Registration No. 333-

As filed with the Securities and Exchange Commission on November 4, 2011

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________________________

The Procter & Gamble Company (Exact Name of Registrant as Specified in Its Charter)
Ohio (State or Other Jurisdiction of Incorporation or Organization)
31-0411980 (I.R.S. Employer Identification No.)
One Procter & Gamble Plaza, Cincinnati, Ohio 45202 (513) 983-1100 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

The Procter & Gamble U.K. Share Investment Scheme

Deborah P. Majoras, Secretary
The Procter & Gamble Company
One Procter & Gamble Plaza, Cincinnati, Ohio 45202
(513) 983-1100
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)
________________________

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒                                                                                                           Accelerated filer  ☐

Non-accelerated filer   ☐ (Do not check if a smaller reporting company)                  Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit1	Proposed Maximum Offering Price	Amount of Registration Fee2
Common Stock (without par value)	100,000	$ 63.055	$ 6,305,500	$ 722.61

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act on the basis of the average of the high and low prices of the Common Stock on the New York Stock Exchange on November 1, 2011, within five business days prior to filing.

(2)
Pursuant to Rule 457(p) under the Securities Act, the registrant is applying the filing fee of $48.54 associated with certain unsold securities under its Registration Statement on Form S-3ASR (File No. 333-156032), originally filed by the registrant on December 9, 2008, to partially offset the entire registration fee of $722.61 that would otherwise be due in connection with this Registration Statement.  As a result, $674.07 is being remitted herewith.

PROSPECTUS

The Procter & Gamble Company

100,000 Shares

of

Common Stock
(without par value)

To Participants in The
Procter & Gamble U.K.
Share Investment Scheme

All purchases of securities made pursuant to The Procter & Gamble U.K. Share Investment Scheme (the “Plan”) may be made on any securities exchange on which common stock of The Procter & Gamble Company is traded, in the over-the-counter market, by negotiated transactions or by purchasing the beneficial interests in shares held by Plan participants wishing to sell their shares.  The Company has no control over the prices at which the agent purchases shares of Procter & Gamble Common Stock pursuant to the Plan.  For detailed information regarding the terms and conditions of purchases made under the Plan, you should carefully read this prospectus and any supplement before you invest.  You should also read the “Incorporation of Certain Information by Reference” section of this prospectus for information on us and our financial statements.  The Procter & Gamble Company’s common stock is listed on the New York Stock Exchange under the ticker symbol “PG”.

INVESTING IN OUR SECURITIES INVOLVES RISKS.  YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 1 OF THIS PROSPECTUS AND ANY APPLICABLE PROSPECTUS SUPPLEMENT BEFORE YOU MAKE AN INVESTMENT IN OUR SECURITIES.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is November 4, 2011

No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus and if given or made, such information or representations must not be relied upon as having been authorized.  This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus, or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.

You should not assume that the information contained in this prospectus is accurate as of any date other than the date listed on the bottom of the front cover of this prospectus.  You should not assume that the information contained in the documents incorporated by reference in this prospectus is accurate as of any date other than the respective dates of those documents.  Our business, financial condition, results of operations and prospects may have changed since those dates.

Page
PROSPECTUS SUMMARY ...	1
THE COMPANY ...	1
RISK FACTORS ...	2
USE OF PROCEEDS ...	4
DETERMINATION OF OFFERING PRICE ...............................................................................................................................................................................	4
PLAN OF DISTRIBUTION ...	5
TERMS AND CONDITIONS OF U.K. SHARE INVESTMENT SCHEME ...............................................................................................................................	5
Who Can Join ...	5
Who Are The Trustees ...	5
How Contributions Are Made ...................................................................................................................................................................................................	5
When Shares Are Purchased .....................................................................................................................................................................................................	5
Contact With The Trustees ...	5
Selling Shares ...	6
Retirees ...	6
If You Leave the Company ......................................................................................................................................................................................................	6
If You Die ...	6
Questions & Answers ...	7
DESCRIPTION OF PROCTER & GAMBLE CAPITAL STOCK ...............................................................................................................................................	9
INTERESTS OF NAMED COUNSEL .........................................................................................................................................................................................	10
EXPERTS ...	10
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE ....................................................................................................................................	10
AVAILABLE INFORMATION .....................................................................................................................................................................................................	10

PROSPECTUS SUMMARY

THE PROCTER & GAMBLE U.K. SHARE INVESTMENT SCHEME

The Procter & Gamble U.K. Share Investment Scheme (“the Plan”) is a direct stock purchase plan designed to encourage long-term investment in The Procter & Gamble Company (“the Company” or “P&G”) Common Stock by providing eligible employees and retirees with a convenient and economical method to purchase Company shares and to reinvest cash dividends toward the purchase of additional shares.  If you are a member of another U.K. investment plan (e.g., the 1-4-1 Plan or the Matched Savings Share Purchase Plan [“MSSPP”]) and are already contributing the maximum amount allowed, or if you simply have a lump sum that you want to invest in the Company, this is the Plan to use.  It is a means for you to invest in the potential long term growth and success of the Company.

The Plan is voluntary and is designed to allow employees and retirees to invest in the parent company at lower administration costs than through normal open market channels.

Unlike the 1-4-1 Plan, the Plan offers no tax advantage.  The Company pays the broker’s fees for buying the shares, but not for selling them and is not liable for any tax or other charges levied on a member arising from the operation of the Plan.

All permanent UK employees of the Company are eligible to participate in the Plan.  This includes those on unpaid leave of absence, temporary assignment overseas and employees of any P&G companies on assignment in the UK.  P&G UK retirees are also eligible.

It is recommended that this Prospectus be retained for future reference.

THE COMPANY

The Procter & Gamble Company is focused on manufacturing and distributing branded consumer goods products of superior quality and value to improve the lives of the world’s consumers.  Its products are sold throughout the United States and abroad.  The Company was incorporated in Ohio in 1905 and is the outgrowth of a business founded in 1837 by William Procter and James Gamble.  The Company’s principal executive offices are located at One Procter & Gamble Plaza, Cincinnati, Ohio 45202, and the telephone number is (513) 983-1100.

Following is a listing you may use to contact the Plan administrator:

Written Inquiries:	The Procter & Gamble Share Investment Plan Administrator
Capita IRG Trustees Limited
Bourne House
34 Beckenham Road
Beckenham
Kent
BR3 4TU

Telephone Inquiries:	020 8639 2456

Email Inquiries:	www.capitashareportal.com

RISK FACTORS

You should carefully consider the following risk factors together with all of the other information included in this prospectus, any prospectus supplement and the information that we have incorporated by reference before investing in Common Stock of the Company.  The following risks could materially and adversely affect the Company’s business, financial condition, cash flows and results of operations.  In that case, the trading price of the Common Stock could decline.

A material change in consumer demand for our products could have a significant impact on our business.

We are a consumer products company and rely on continued global demand for our brands and products. To achieve business goals, we must develop and sell products that appeal to consumers. This is dependent on a number of factors including our ability to develop effective sales, advertising and marketing programs. We expect to achieve our financial targets, in part, by shifting our portfolio towards faster growing, higher margin businesses. If demand and growth rates fall substantially below expected levels or our market share declines significantly in these businesses, our results could be negatively impacted. This could occur due to unforeseen negative economic or political events or to changes in consumer trends and habits. In addition, our continued success is dependent on leading-edge innovation, with respect to both products and operations. This means we must be able to obtain patents that lead to the development of products that appeal to our consumers across the world.

The ability to achieve our business objectives is dependent on how well we can respond to our local and global competitors.

Across all of our categories, we compete against a wide variety of global and local competitors. As a result, there are ongoing competitive product and pricing pressures in the environments in which we operate, as well as challenges in maintaining profit margins. To address these challenges, we must be able to successfully respond to competitive factors, including pricing, promotional incentives and trade terms, as well as technological advances and patents granted to competition.

Our businesses face cost pressures and risks inherent in global manufacturing which could affect our business results.

Our costs are subject to fluctuations, particularly due to changes in commodity prices, raw materials, labor costs, foreign exchange and interest rates. Therefore, our success is dependent, in part, on our continued ability to manage these fluctuations through pricing actions, cost savings projects (including outsourcing projects), sourcing decisions and certain hedging transactions. In the manufacturing and general overhead areas, we need to maintain key manufacturing and supply arrangements, including any key sole supplier and sole manufacturing plant arrangements.  In addition, we are subject to risks inherent in global manufacturing, such as environmental events, labor disputes, disruption in logistics, loss or impairment of key manufacturing sites, natural disasters, acts of war or terrorism and other external factors over which we have no control.  While we have business continuity and contingency plans for key manufacturing sites and the supply of raw materials, significant disruption of manufacturing could interrupt product supply and, if not remedied, have an adverse impact on our business.

We face risks associated with significant international operations.

We conduct business across the globe with a significant portion of our sales outside the United States. As a result, we are subject to a number of risks, including, but not limited to, changes in exchange rates for foreign currencies, which may reduce the U.S. dollar value of revenues and earnings received and/or balances held by or invested in our foreign subsidiaries, as well as exchange controls and other limits on our ability to repatriate earnings from outside the U.S. that can increase our exposure. We have sizable businesses and maintain local currency cash balances in a number of foreign countries with exchange controls, including, but not limited to, Venezuela, China and India. Our results of operations and/or financial condition could be adversely impacted if we are unable to successfully manage these risks in an increasingly volatile environment. Further, we expect to achieve our financial targets, in part, by achieving disproportionate growth in developing regions. Should growth rates or our market share fall substantially below expected levels in these regions, our results could be negatively impacted. In addition, economic changes, terrorist activity and political unrest may result in business interruption, inflation, deflation or decreased demand for our products. Our success will depend, in part, on our ability to manage continued global political and/or economic uncertainty, especially in our significant geographical markets, as well as any political or economic disruption due to terrorist and other hostile activities.

If the reputation of the Company or one or more of our leading brands erodes significantly, it could have a material impact on our financial results.

The Company's reputation is the foundation of our relationships with key stakeholders and other constituencies. If we are unable to effectively manage real or perceived issues, which could negatively impact sentiments toward the Company, our ability to operate freely could be impaired and our financial results could suffer. Our financial success is directly dependent on the success of our brands, particularly our billion-dollar brands. The success of these brands can suffer if our marketing plans or product initiatives do not have the desired impact on a brand's image or its ability to attract consumers, or we are unable to maintain trademark protection. Further, our results could be negatively impacted if one of our leading brands suffers a substantial impediment to its reputation due to real or perceived quality issues or the distribution and sale of counterfeit products.

Our ability to successfully adapt to ongoing organizational change could impact our business results.

We have executed a number of significant business and organizational changes including acquisitions, divestitures and workforce optimization projects to support our growth strategies. We expect these types of changes to continue for the foreseeable future. Successfully managing these changes, including retention of key employees, is critical to our business success. In addition, we are generally a build-from-within company, and our success is dependent on identifying, developing and retaining key employees to provide uninterrupted leadership and direction for our business. This includes developing organization capabilities in key growth markets where the depth of skilled employees is limited and competition for these resources is intense. Further, business and organizational changes may result in more reliance on third parties for various services, and that reliance may increase reputational, operational and compliance risks, including the risk of corruption. Finally, our financial targets assume a consistent level of productivity improvement. If we are unable to deliver expected productivity improvements, while continuing to invest in business growth, our financial results could be adversely impacted.

Our ability to successfully manage ongoing acquisition and divestiture activities could impact our business results.

As a company that manages a portfolio of consumer brands, our ongoing business model involves a certain level of acquisition and divestiture activities. We must be able to successfully manage the impacts of these activities, while at the same time delivering against base business objectives. Specifically, our financial results could be adversely impacted if: 1) we are not able to deliver the expected cost and growth synergies associated with our acquisitions, 2) changes in the cash flows or other market-based assumptions cause the value of acquired assets to fall below book value or 3) we are unable to offset the dilutive impacts from the loss of revenue streams associated with divested brands.

Our business is subject to legislation, regulation and enforcement in the U.S. and abroad.

Changes in laws, regulations and the related interpretations, as well as changes in accounting standards, taxation requirements and increased enforcement actions and penalties may alter the environment in which we do business. Accordingly, our ability to manage regulatory, tax and legal matters (including product liability, patent, and other intellectual property matters), and to resolve pending legal matters without significant liability may materially impact our results of operations and financial position. Furthermore, the competition law and antitrust investigations described in Part II, Item 1 of the Form 10-Q for the quarter ending September 30, 2011, in total, may result in fines or costs in excess of the amounts accrued to date that could materially impact our results of operations and financial position. Moreover, as a U.S. based multinational company we are subject to tax regulations in the U.S. and multiple foreign jurisdictions, some of which are interdependent. For example, certain income that is earned and taxed in countries outside the U.S. is not taxed in the U.S., provided those earnings are indefinitely reinvested outside the U.S. If these or other tax regulations should change, our financial results could be impacted.

A material change in customer relationships or in customer demand for our products could have a significant impact on our business.

Our success is dependent on our ability to successfully manage relationships with our retail trade customers. This includes our ability to offer trade terms that are acceptable to our customers and are aligned with our pricing and profitability targets. Our business could suffer if we cannot reach agreement with a key customer based on our trade terms and principles. Further, retail trade consolidation could create significant cost and margin pressure and lead to more complex work across broader geographic boundaries for both us and key retailers. This can be particularly difficult when major customers are addressing local trade pressures or local law and regulation changes. In addition, our business would be negatively impacted if a key customer were to significantly reduce the range or inventory level of our products.

We face risks related to changes in the global economic environment.

Our business is impacted by global economic conditions, which are increasingly volatile. If the global economy experiences significant disruptions, our business could be negatively impacted by reduced demand for our products related to a slow-down in the general economy, supplier or customer disruptions resulting from tighter credit markets, temporary interruptions in our ability to conduct day-to-day transactions through our financial intermediaries involving the payment to or collection of funds from our customers, vendors and suppliers and/or liquidity issues resulting from an inability to access credit markets to obtain cash to support operations.  We could also be negatively impacted by an economic crisis in individual countries or regions, including sovereign risk related to a deterioration in the credit worthiness or a default by local governments.  Such events could negatively impact our overall liquidity, as well as our ability to collect receipts due from governments, including refunds of value added taxes, and/or create significant credit risks relative to our local customers and depository institutions.

A failure of a key information technology system, process or site could have a material adverse impact on our business or reputation.
We rely extensively on information technology systems, including email and internet sites, as well as hardware, software and other applications, some of which are managed, hosted, or used by third-parties, to conduct our business. The various uses of these systems include, but are not limited to, ordering and managing materials from suppliers, converting materials to finished products, shipping product to customers, marketing and selling products to consumers, collecting and storing customer, consumer, employee, and research information, processing transactions, summarizing and reporting results of operations, sharing confidential information, complying with regulatory, legal or tax requirements, providing data security, and other processes necessary to manage our business. If our systems are damaged or cease to function properly, or if we suffer a loss or disclosure of business or stakeholder information, due to any number of causes, ranging from catastrophic events to power outages to security breaches, and our business continuity plans do not effectively compensate on a timely basis, we may suffer interruptions in our ability to manage operations and reputational, competitive and/or business harm, which may adversely impact our results of operations and/or financial condition.

USE OF PROCEEDS

Purchases of Common Stock under the Plan will be made in the open market or from Plan participants wishing to sell their shares, and the Company will not receive any proceeds under the Plan.

DETERMINATION OF OFFERING PRICE

The Plan Trustees will purchase shares on the open market or for an open market price the beneficial interest held in shares by Plan participants wishing to sell their shares (See section below entitled “Selling Shares”).  All shares are purchased in a single transaction on or before the fifth working day in each calendar month.  Purchases are not possible at any other time.  The cost of shares of the Company’s common stock acquired under the Plan is the average price of all shares purchased for each purchase period.

PLAN OF DISTRIBUTION

          TERMS AND CONDITIONS OF THE PROCTER & GAMBLE U.K. SHARE INVESTMENT SCHEME

The following is a description of The Procter & Gamble U.K. Share Investment Scheme:

•	Who Can Join

All permanent U.K. employees of the Company are eligible to participate in the Plan.  This includes those on unpaid leave of absence, temporary assignment overseas, retirees and employees of other P&G companies on assignment in the U.K.

•	Who Are the Trustees

The Trustees are employees of the Company who have appropriate experience and have been appointed by the Company.  The Company Share Plan Administrator is an appropriately experienced employee.  Capita IRG Trustees Ltd. is appointed to carry out administration and investment duties on behalf of the Trustees under the Plan.

•	How Contributions Are Made

Unless you are investing in the Plan via an associated P&G plan such as the 1-4-1 Top Up Plan, contributions must be made by cheque or standing order to the Trustees of the Plan.  The minimum contribution is £10.00, but there is no maximum limit.

Members of the Plan may change the amount of their ongoing contributions at any time by giving notice to the Trustees on an Application/Amendment Form (which you can obtain from “Life & Career”).  Notice must be given by the 20th of the month preceding share purchase.

CONTRIBUTIONS CANNOT BE MADE ON BEHALF OF ANOTHER PERSON.

•	When Shares Are Purchased

This is a separate Plan from the 1-4-1 Plan, but shares for the Plan are normally purchased at the same time and for the same price as shares are bought for the main plan each month.  Purchases are not possible at any time other than the usual monthly date.  Normally, only contributions which reach the Trustees on or before the 20th of the month will be used to buy shares the following month.  However, contributions paid via payroll deductions (e.g. under the 1-4-1 Top Up Plan) later than the 20th will still be used the following month.

Contributions are held by the Trustees prior to purchase.  Trustees will allocate to each member the largest whole number of shares which can be covered by contributions.  If Trustees receive contributions which exceed the amount needed to buy a whole number of shares, the remaining money will be credited to the individual and held for share purchase at a later date, unless its return is requested by the individual.

You need to take account of the latest price of P&G Company shares when deciding how much to contribute.  If, for example, you decide to invest £10 a month, it may be a number of months before the Trustees receive sufficient funds from you to purchase a single share on your behalf. No interest will be paid on any contributions held in the Plan before or after share purchase.

•	Contact With Trustees

The Trustees of the Plan will handle all contact with investors.  They will issue annual statements showing the number of shares held on your behalf, any transactions which have taken place during the year and the balance of any un-invested money held on your behalf.  Trustees will account to members for any money arising from the sale or transfer of shares or rights.

During the time that shares are held on your behalf, Trustees will pay out dividends on allocated shares as soon as is practicable.  They will issue tax vouchers on dividends paid on shares held.

You can instruct the Trustees to reinvest dividends from this Plan (and the Matched Savings Share Purchase Plan (MSSPP), if you are a member) as a means of buying more shares. Reinvestment of dividends is not subject to a minimum contribution.  However, unless you are making regular contributions to the Plan anyway, you need to consider the likely level of dividends you will receive on your shares and the likely length of time your accumulated dividends might have to remain un-invested in view of the likely share price level, before deciding on dividend reinvestment.

•	Selling Shares

Shares purchased will be held by the Trustees of the Plan, in their name, until written instructions are received for sale.  You can sell your shares in this Plan at any time.  The Trustees, rather than sell your shares on the open market, will normally buy your shares from you at the next time they buy or would buy shares on the open market for other members.  They will pay the same price for shares bought from members as they paid, or would have paid for shares bought on the open market at the same time.  For sale at this normal monthly sale/purchase time, you will pay a small flat rate charge.

If the Trustees receive explicit written instructions from a member to sell shares immediately rather than wait for the next normal monthly sale/purchase date, you will pay the greater of the flat rate charge or the brokers’ fees for an open market sale of shares.  Members will be notified if an open market sale is not possible.

If preferred, you can instruct the Trustees at any time to transfer your shares out of the Plan to you rather than to sell them for you.

•	Retirees

If you are a member of the MSSPP when you retire, you may transfer the shares you hold in that plan to this Plan when they become available for transfer or sale under the rules of the plan.  The shares will then be held for you by the Trustees until they receive written instructions to sell or transfer them.  This means you will be able to continue holding the shares rather than selling them and will therefore have a continuing interest in, and connection with, the Company.

•	If You Leave The Company

Unless a retiree, a member who ceases to be employed by the Company, for whatever reason, must instruct the Trustees as to the sale or transfer of shares held in their name, WITHIN ONE MONTH OF THE DATE OF TERMINATION.  If no such instruction is received, the Trustees sell the shares and send the proceeds to the member’s last known address.

•	If You Die

If you die, the Trustees will transfer or sell all the shares and any residual contributions they were holding for you to your estate on production of a valid grant of probate or letters of administration.

QUESTIONS & ANSWERS

Q.1	Why is this Plan available?

A.	It is a natural extension of the 1-4-1 Plan (and its predecessor, the Matched Savings Share Purchase Plan). If employees want to buy more P&G shares, this Plan helps them do this. Additionally, similar plans exist in some places elsewhere in P&G.

Q.2	Where will I find the price of a P&G Company share?

A.	It is quoted daily in the Financial Times. It appears on the P&G Intranet Home Page. In any event, once you are in the Plan, you will receive an annual statement which includes this information as at the date the statement is issued.

Q.3	What do I have to do if I leave the Company?

A.	Except for termination on death or retirement, then you must instruct the Trustees to sell or transfer any shares held within one month of termination. If you do not do this, the Trustees will make reasonable attempts to contact you and failing this they will sell the shares.

On death, the shares will be held until instructions are received from the Executor or administrator of the Estate.

On retirement, you can remain in the Plan.

Q.4	If I die after retirement, can my spouse continue in the Plan?

A.	No

Q.5	Does the Plan apply to non-harmonised employees?

A.	No

Q.6	Why is there a minimum contribution?

A.	The administrative cost of the Plan, which is borne by the Company, increases as the number of transactions goes up. Having a minimum contribution means that the Company's support for the purchases of shares is kept at a reasonable level if it requires a number of contributions to purchase one share.

Q.7	Is there a minimum/maximum number of shares that can be sold at any one time?

A.
 No - but if you want the shares sold immediately, it may not be possible for the Trustees to sell a small number of shares on the open market.  Small numbers of shares can be bought in by the Trustees from members on the one day each month when they are buying shares in the open market for other members.

Q.8	Can I instruct the Trustees to buy a specific number of shares?

A.	No. They will buy as many whole shares as can be financed by your contributions.

Q.9	If I have questions about the Plan, or about my shares, whom do I contact?

A.	Your manager should be able to answer questions about how the Plan works. Specific questions about your own shares or account should be referred directly to the Plan administrator:

The Procter & Gamble Share Investment Plan Administrator
Capita IRG Trustees Limited
Bourne House
34 Beckenham Road
Beckenham, Kent
BR3 4TU	Tel: 020 8639 2456

Or access your share information on-line via the Capita share portal at www.capitashareportal.com

Q.10	Can I get further information about the Plan?

A.	Yes. A copy of the formal trust deed and rules is available from your HR contact/Plant Personnel Department.

Q.11	Do I have to continue making payments to the Plan once I have joined?

A.	No - you can stop at any time.

Q.12	Will I have to pay tax when I sell the shares?

A.	If you sell any of your shares, you may become liable to pay Capital Gains Tax. Generally this is calculated on the difference between the sale price of the shares (less selling costs) and their acquisition cost. In the 2011/2012 tax year gains below £10,600 (in total for all gains on all investments for any person) are not taxed.

Above this figure, tax is payable at the prevailing Capital Gains tax rate. The timing of any sale of Plan shares in relation to other share acquisitions or sales you make may affect the calculation of your capital gains. You are therefore advised to obtain independent financial advice before selling your shares. The sale of any of your shares may have to be reported on your annual income tax return.

Q.13	How long do the shares need to be kept?

A.	Shares in the Plan can be sold at any time.

Q.14	Are there any tax advantages of using this Plan?

A.	No. Unlike the 1-4-1 Plan, no Company contributions are paid direct to the Trustees on your behalf, the Plan does not have to be approved by the Inland Revenue, and no tax advantage arises.

Q.15	What is the role of the Plan administrator?

A.	The Plan administrator does everything except interpret the rules of the Plan. If you have any questions about your investment, or the purchase and sale of shares, then you should contact the Plan administrator. This information is also available on-line via the Capita share portal at www.capitashareportal.com. However, if you want to know about the rules or the structure of the Plan, talk to your Manager.

Q.16	Do I need to tell the Plan administrator of any change of address?

A.	Yes, the Company will not notify them for you.

    THE PROGRAM DOES NOT REPRESENT A CHANGE IN THE DIVIDEND POLICY OF THE COMPANY, WHICH WILL CONTINUE TO DEPEND ON EARNINGS, FINANCIAL REQUIREMENTS AND OTHER FACTORS.  SHAREHOLDERS WHO DO NOT WISH TO PARTICIPATE IN THE PROGRAM WILL CONTINUE TO RECEIVE CASH DIVIDENDS, AS DECLARED, BY CHECK, IN THE USUAL MANNER.

THE COMPANY CANNOT ASSURE YOU OF A PROFIT OR PROTECT YOU AGAINST A LOSS ON SHARES OF COMMON STOCK PURCHASED UNDER THE PROGRAM.

DESCRIPTION OF PROCTER & GAMBLE CAPITAL STOCK

The Company’s Amended Articles of Incorporation (the “Amended Articles of Incorporation”) authorize the issuance of 10,000,000,000 shares of Common Stock, 600,000,000 shares of Class A Preferred Stock and 200,000,000 shares of Class B Preferred Stock, all of which are without par value (“Common Stock,” “Class A Preferred Stock,” and “Class B Preferred Stock,” respectively).  The holders of Common Stock and Class A Preferred Stock are entitled to one vote per share on each matter submitted to a vote of shareholders.  The holders of Class B Preferred Stock are not entitled to vote other than as provided by law.  The Company’s Board of Directors (the “Board”) is not classified and each member is elected annually.

The holders of Class A Preferred Stock and Class B Preferred Stock have the right to receive dividends prior to the payment of dividends on the Common Stock.  The Board has the power to determine certain terms relative to any Class A Preferred Stock and Class B Preferred Stock to be issued, such as the power to establish different series and to set dividend rates, the dates of payment of dividends, the cumulative dividend rights and dates, redemption rights and prices, sinking fund requirements, restrictions on the issuance of such shares or any series thereof, liquidation price and conversion rights.  Also, the Board may fix such other express terms as may be permitted or required by law.  In the event of any liquidation, dissolution or winding up, the holders of the Common Stock are entitled to receive as a class, pro rata, the residue of the assets after payment of the liquidation price to the holders of Class A Preferred Stock and Class B Preferred Stock.

The Board has determined the terms of shares of Class A Preferred Stock issued as Series A ESOP Convertible Class A Preferred Stock, which can only be held by a trustee or trustees of an employee stock ownership plan or other benefit plan of the Company.  Upon transfer of Series A ESOP Convertible Class A Preferred Stock to any other person, such transferred shares shall be automatically converted into shares of Common Stock.  Each share of Series A ESOP Convertible Class A Preferred Stock has a cumulative dividend of $.5036075 per year and a liquidation price of $6.82 per share (as adjusted for the stock splits on October 20, 1989, May 15, 1992, August 22, 1997 and May 21, 2004, and the Smucker transaction effective June 1, 2002), is redeemable by the Company or the holder, is convertible at the option of the holder into one share of Common Stock and has certain anti-dilution protections associated with the conversion rights.  Appropriate adjustments to dividends and liquidation price will be made to give effect to any future stock splits, stock dividends or similar changes to the Series A ESOP Convertible Class A Preferred Stock.

The Board has also determined the terms of shares of Class A Preferred Stock issued as Series B ESOP Convertible Class A Preferred Stock.  Each share of Series B ESOP Convertible Class A Preferred Stock has a cumulative dividend of $1.022 per year and a liquidation price of $12.96 per share, (as adjusted for the stock splits on August 22, 1997 and May 21, 2004, and the Smucker transaction effective June 1, 2002) is redeemable by the Company or the holder under certain circumstances, is convertible at the option of the holder into one share of Common Stock and has certain anti-dilution protections associated with the conversion rights.  Appropriate adjustments to dividends and liquidation price will be made to give effect to any future stock splits, stock dividends or similar changes to the Series B ESOP Convertible Class A Preferred Stock.

No shares of Class B Preferred Stock are currently issued.

All of the issued shares of Common Stock of the Company are fully paid and non-assessable. Common Stock does not have any conversion rights and is not subject to any redemption provisions.  No holder of shares of any class of the Company’s capital stock has or shall have any right, pre-emptive or other, to subscribe for or to purchase from the Company any of the shares of any class of the Company hereafter issued or sold.  No shares of any class of the Company’s capital stock are subject to any sinking fund provisions or to calls, assessments by, or liabilities of the Company.

INTERESTS OF NAMED COUNSEL

The legality of the shares of Common Stock offered hereby has been passed upon for the Company by Kenneth L. Blackburn, Senior Counsel, The Procter & Gamble Company.  Mr. Blackburn is an owner of shares of Common Stock of the Registrant.

EXPERTS

The financial statements, incorporated in this prospectus by reference from The Procter & Gamble Company’s Annual Report on Form 10-K for the year ended June 30, 2011, and the effectiveness of The Procter & Gamble Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference.  Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed by the Company (File No. 1-434) with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

1.       The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011 (including portions of our Annual Report to shareholders for the year ended June 30, 2011, incorporated by reference therein).

2.       The Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2011, filed on October 27, 2011.

3.       The Company’s Current Reports on Form 8-K filed on August 15, 2011 and October 14, 2011.

4.       All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this registration statement and prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be a part hereof from the dates of filing of such reports and documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement and prospectus to the extent that a statement contained in any subsequent prospectus or prospectus supplement hereunder or in any document subsequently filed with the Commission which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement or prospectus.  All documents incorporated by reference into the Form S-3 of which this prospectus is a part are also incorporated by reference, unless the information therein is superseded by a later filing.

AVAILABLE INFORMATION

The Company will provide without charge to each person to whom a copy of this prospectus is delivered, upon the oral or written request of such person, a copy of any or all of the documents which are incorporated by reference in this prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents).  Requests should be directed to the Shareholder Services Department, The Procter & Gamble Company, P.O. Box 5572, Cincinnati, Ohio 45201-5572, telephone: (800) 742-6253 (US and Canada); or (513) 983-3034 (outside the US and Canada).

The Company files reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”).  Such reports, proxy statements and other information can be inspected and copied at the public reference room maintained by the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549.  Information relating to the operation of the public reference facility may be obtained by calling the SEC at 1-800-SEC-0330.

The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.  The address of the SEC’s Internet site is http://www.sec.gov.  Copies of such materials also can be obtained by mail from the Public Reference Branch of the SEC at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.

In addition, reports, proxy statements and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

PART II
Information Not Required in Prospectus

Item 14.                      Other Expenses of Issuance and Distribution
The following is a statement of the expenses (all of which are estimated) to be incurred by the Registrant in connection with the distribution of the securities registered under this registration statement:

Amount to be paid
SEC registration fee	$ 722.61
Accounting fees and expenses	$ 6,000.00
Total	$ 6,722.61

Item 15.                                Indemnification of Directors and Officers

Section 1701.13(E) of the Ohio Revised Code provides as follows:

   (E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful.  The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

       (2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

             (a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

             (b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

       (3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

       (4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section.  Such determination shall be made as follows:

             (a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

             (b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

             (c) By the shareholders;

             (d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

       Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

       (5)(a) Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following:

                  (i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

                  (ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

          (b) Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

       (6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

       (7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

       (8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

       (9) As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

Section 1701.13(F)(7) of the Ohio Revised Code provides as follows:

   (F) In carrying out the purposes stated in its articles and subject to limitations prescribed by law or in its articles, a corporation may:

       (7) Resist a change or potential change in control of the corporation if the directors by a majority vote of a quorum determine that the change or potential change is opposed to or not in the best interests of the corporation:

             (a) Upon consideration of the interests of the corporation’s shareholders and any of the matters set forth in division (E) of section 1701.59 of the Revised Code; or

             (b) Because the amount or nature of the indebtedness and other obligations to which the corporation or any successor or the property of either may become subject in connection with the change or potential change in control provides reasonable grounds to believe that, within a reasonable period of time, any of the following would apply:

                  (i) The assets of the corporation or any successor would be or become less than its liabilities plus its stated capital, if any;

                  (ii) The corporation or any successor would be or become insolvent;

                  (iii) Any voluntary or involuntary proceeding under the federal bankruptcy laws concerning the corporation or any successor would be commenced by any person.

Section 1701.59 of the Ohio Revised Code provides as follows:

   (A) Except where the law, the articles, or the regulations require action to be authorized or taken by shareholders, all of the authority of a corporation shall be exercised by or under the direction of its directors.  For their own government, the directors may adopt bylaws that are not inconsistent with the articles or the regulations.  The selection of a time frame for the achievement of corporate goals shall be the responsibility of the directors.

   (B) A director shall perform the director’s duties as a director, including the duties as a member of any committee of the directors upon which the director may serve, in good faith, in a manner the director reasonably believes to be in or not opposed to the best interests of the corporation, and with the care that an ordinarily prudent person in a like position would use under similar circumstances.  In performing a director’s duties, a director is entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, that are prepared or presented by any of the following:

       (1) One or more directors, officers, or employees of the corporation who the director reasonably believes are reliable and competent in the matters prepared or presented;

       (2) Counsel, public accountants, or other persons as to matters that the director reasonably believes are within the person’s professional or expert competence;

       (3) A committee of the directors upon which the director does not serve, duly established in accordance with a provision of the articles or the regulations, as to matters within its designated authority, which committee the director reasonably believes to merit confidence.

   (C) For purposes of division (B) of this section, the following apply:

       (1) A director shall not be found to have violated the director’s duties under division (B) of this section unless it is proved by clear and convincing evidence that the director has not acted in good faith, in a manner the director reasonably believes to be in or not opposed to the best interests of the corporation, or with the care that an ordinarily prudent person in a like position would use under similar circumstances, in any action brought against a director, including actions involving or affecting any of the following:

             (a) A change or potential change in control of the corporation, including a determination to resist a change or potential change in control made pursuant to division (F)(7) of section 1701.13 of the Revised Code;

             (b) A termination or potential termination of the director’s service to the corporation as a director;

             (c) The director’s service in any other position or relationship with the corporation.

       (2) A director shall not be considered to be acting in good faith if the director has knowledge concerning the matter in question that would cause reliance on information, opinions, reports, or statements that are prepared or presented by the persons described in divisions (B)(1) to (3) of this section to be unwarranted.

       (3) Nothing contained in this division limits relief available under section 1701.60 of the Revised Code.

   (D) A director shall be liable in damages for any action that the director takes or fails to take as a director only if it is proved by clear and convincing evidence in a court of competent jurisdiction that the director’s action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation.  Nothing contained in this division affects the liability of directors under section 1701.95 of the Revised Code or limits relief available under section 1701.60 of the Revised Code.  This division does not apply if, and only to the extent that, at the time of a director’s act or omission that is the subject of complaint, the articles or the regulations of the corporation state by specific reference to this division that the provisions of this division do not apply to the corporation.

   (E) For purposes of this section, a director, in determining what the director reasonably believes to be in the best interests of the corporation, shall consider the interests of the corporation’s shareholders and, in the director’s discretion, may consider any of the following:

       (1) The interests of the corporation’s employees, suppliers, creditors, and customers;

       (2) The economy of the state and nation;

       (3) Community and societal considerations;

       (4) The long-term as well as short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation.

   (F) Nothing contained in division (C) or (D) of this section affects the duties of either of the following:

       (1) A director who acts in any capacity other than the director’s capacity as a director;

       (2) A director of a corporation that does not have issued and outstanding shares that are listed on a national securities exchange or are regularly quoted in an over-the-counter market by one or more members of a national or affiliated securities association, who votes for or assents to any action taken by the directors of the corporation that, in connection with a change in control of the corporation, directly results in the holder or holders of a majority of the outstanding shares of the corporation receiving a greater consideration for their shares than other shareholders.

Section 1701.95 of the Ohio Revised Code provides as follows:

   (A)(1) In addition to any other liabilities imposed by law upon directors of a corporation and except as provided in division (B) of this section, directors shall be jointly and severally liable to the corporation as provided in division (A)(2) of this section if they vote for or assent to any of the following:

             (a) The payment of a dividend or distribution, the making of a distribution of assets to shareholders, or the purchase or redemption of the corporation’s own shares, contrary in any such case to law or the articles;

             (b) A distribution of assets to shareholders during the winding up of the affairs of the corporation, on dissolution or otherwise, without the payment of all known obligations of the corporation or without making adequate provision for their payment;

             (c) The making of a loan, other than in the usual course of business, to an officer, director, or shareholder of the corporation, other than in either of the following cases:

               (i) In the case of a savings and loan association or of a corporation engaged in banking or in the making of loans generally;

               (ii) At the time of the making of the loan, a majority of the disinterested directors of the corporation voted for the loan and, taking into account the terms and provisions of the loan and other relevant factors, determined that the making of the loan could reasonably be expected to benefit the corporation.

       (2)(a) In cases under division (A)(1)(a) of this section, directors shall be jointly and severally liable up to the amount of the dividend, distribution, or other payment, in excess of the amount that could have been paid or distributed without violation of law or the articles but not in excess of the amount that would inure to the benefit of the creditors of the corporation if it was insolvent at the time of the payment or distribution or there was reasonable ground to believe that by that action it would be rendered insolvent, plus the amount that was paid or distributed to holders of shares of any class in violation of the rights of holders of shares of any other class.

             (b) In cases under division (A)(1)(b) of this section, directors shall be jointly and severally liable to the extent that the obligations of the corporation that are not otherwise barred by statute are not paid or for the payment of which adequate provision has not been made.

             (c) In cases under division (A)(1)(c) of this section, directors shall be jointly and severally liable for the amount of the loan with interest on it at the rate specified in section 1343.03 of the Revised Code until the amount has been paid.

   (B)(1) A director is not liable under division (A)(1)(a) or (b) of this section if, in determining the amount available for any dividend, purchase, redemption, or distribution to shareholders, the director in good faith relied on a financial statement of the corporation prepared by an officer or employee of the corporation in charge of its accounts or certified by a public accountant or firm of public accountants, the director in good faith considered the assets to be of their book value, or the director followed what the director believed to be sound accounting and business practice.

       (2) A director is not liable under division (A)(1)(c) of this section for making any loan to, or guaranteeing any loan to or other obligation of, an employee stock ownership plan, as defined in section 4975(e)(7) of the Internal Revenue Code.

   (C) A director who is present at a meeting of the directors or a committee of the directors at which action on any matter is authorized or taken and who has not voted for or against the action shall be presumed to have voted for the action unless that director’s written dissent from the action is filed, either during the meeting or within a reasonable time after the adjournment of the meeting, with the person acting as secretary of the meeting or with the secretary of the corporation.

   (D) A shareholder who knowingly receives any dividend, distribution, or payment made contrary to law or the articles shall be liable to the corporation for the amount received by that shareholder that is in excess of the amount that could have been paid or distributed without violation of law or the articles.

   (E) A director against whom a claim is asserted under or pursuant to this section and who is held liable on the claim shall be entitled to contribution, on equitable principles, from other directors who also are liable.  In addition, any director against whom a claim is asserted under or pursuant to this section or who is held liable shall have a right of contribution from the shareholders who knowingly received any dividend, distribution, or payment made contrary to law or the articles, and those shareholders as among themselves also shall be entitled to contribution in proportion to the amounts received by them respectively.

   (F) No action shall be brought by or on behalf of a corporation upon any cause of action arising under division (A)(1)(a) or (b) of this section at any time after two years from the day on which the violation occurs.

   (G) Nothing contained in this section shall preclude a creditor whose claim is unpaid from exercising the rights that that creditor otherwise would have by law to enforce that creditor’s claim against assets of the corporation paid or distributed to shareholders.

   (H) The failure of a corporation to observe corporate formalities relating to meetings of directors or shareholders in connection with the management of the corporation’s affairs shall not be considered a factor tending to establish that the shareholders have personal liability for corporate obligations.

Section 8 of Article III of The Procter & Gamble Company’s Regulations provides as follows:

Section 8.  Indemnification.  The Company shall indemnify, to the fullest extent then permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed claim, action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a Director, officer or employee of the Company or its subsidiaries, or is or was serving at the request of the Company or its subsidiaries as a director, trustee, officer, partner, managing member or position of similar capacity of another corporation, limited liability company, partnership, joint venture, trust or other enterprise (whether domestic or foreign, nonprofit or for profit) against all costs, expenses (including attorneys' fees), judgments, and liabilities, actually and reasonably incurred by or imposed on him or her in connection with or arising out of any such claim, action, suit or proceeding unless it is determined that such person (a) failed to act in good faith, in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company and its subsidiaries, or with the care that an ordinarily prudent person in a like position would use under similar circumstances, or (b) acted or failed to act, in either case, with deliberate intent to cause injury to the Company or its subsidiaries or with reckless disregard for the best interests of the Company or its subsidiaries.  A determination that a person acted or failed to act in contravention of clauses (a) or (b) shall be made only if: (i) in cases of an adjudication on the merits, it is determined by a court of competent jurisdiction; or (ii)(a) in cases of settlement or compromise involving a Director, officer or employee of the Company, the Board of Directors of the Company makes a determination to that effect and adopts a specific resolution of such determination (excluding any Directors affected by self interest); or (ii)(b) in cases of settlement or compromise involving a Director, officer or employee of a subsidiary of the Company, the board of directors (or equivalent body) of such subsidiary makes a determination to that effect and adopts a specific resolution of such determination (excluding any directors affected by self interest).

In cases of settlement or compromise, such indemnification shall not include reimbursement of any amounts which by the terms of the settlement or compromise are paid or payable to the Company or its subsidiaries by the person entitled to indemnification under this Section 8.

The right of indemnification provided for in this section shall not be exclusive of other rights to which any person entitled to indemnification under this Section 8 may be entitled as a matter of law and such rights, if any, shall also inure to the benefit of the heirs, executors or administrators of any such person.

Insurance Policies

         The Company's Directors, officers and certain other key employees of the Company are insured by directors and officers liability insurance policies.  The Company pays the premiums for this insurance.

Item 16.	Exhibits
Exhibit No.	Description

(5)	Opinion of Kenneth L. Blackburn, Senior Counsel of the Company, as to the legality of the Securities being registered.
(23)(a)	Consent of Deloitte & Touche LLP.
(23)(b)	Consent of Kenneth L. Blackburn, is contained in his opinion filed as Exhibit (5).
(24)	Power of Attorney.

Item 17.                     Undertakings

The Registrant hereby undertakes:

(a)           (1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a  20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           That, for purposes of determining any liability under the Securities Act of 1933, each filing of The Procter & Gamble Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, The Procter & Gamble Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on the 4th day of November, 2011.

THE PROCTER & GAMBLE COMPANY

By:      /s/ Jon R. Moeller
Name:  Jon R. Moeller
Title:    Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on November 4, 2011.

Signature	Title

*	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)
Robert A. McDonald

*	Chief Financial Officer (Principal Financial Officer)
Jon R. Moeller

*	Senior Vice President & Comptroller (Principal Accounting Officer)
Valarie L. Sheppard

*	Director
Angela F. Braly

*	Director
Kenneth I. Chenault

*	Director
Scott D. Cook

*	Director
Susan Desmond-Hellmann

*	Director
W. James McNerney, Jr.

*	Director
Johnathan A. Rodgers

*	Director
Margaret C. Whitman

*	Director
Mary Agnes Wilderotter

*	Director
Patricia A. Woertz

*	Director
Ernesto Zedillo

By:   /s/ Deborah P. Majoras

* Deborah P. Majoras as Attorney-in-Fact

                                                                                                                                                 EXHIBIT INDEX

Exhibit No.	Description
(5)	Opinion of Kenneth L. Blackburn, Senior Counsel of the Company, as to the legality of the Securities of the Company being registered.
(23)(a)	Consent of Deloitte & Touche LLP.
(23)(b)	Consent of Kenneth L. Blackburn, is contained in his opinion filed as Exhibit (5).
(24)	Power of Attorney.